Table of Contents

Exhibit 8.1

List of Subsidiaries

	Jurisdiction of
	Incorporation or	Direct
Name of Subsidiary	Organization	Interest	Total Interest
		(percent)	(percent)
Consolidated entities
Multicanal Telecomunicações S.A. (*)	Brazil	-	-
Net Belo Horizonte Ltda.	Brazil	-	100.00
CMA Participações Ltda. (*)	Brazil	-	100.00
Jonquil Ventures Ltda.	British Virgin Islands	100.00	100.00
Net Brasília Ltda.	Brazil	-	100.00
Net Rio Ltda.	Brazil	100.00	100.00
Net Recife Ltda.	Brazil	100.00	100.00
Net São Paulo Ltda.	Brazil	97.40	100.00
Net Campinas Ltda.	Brazil	-	100.00
Net Indaiatuba Ltda.	Brazil	100.00	100.00
Net São Carlos Ltda.	Brazil	100.00	100.00
Net Franca Ltda.	Brazil	100.00	100.00
Net Sul Comunicações Ltda.	Brazil	100.00	100.00
Reyc Comércio e Participação Ltda.	Brazil	26.94	100.00
Net Anápolis Ltda.	Brazil	-	100.00
Net Bauru Ltda.	Brazil	-	100.00
Net Campo Grande Ltda.	Brazil	-	100.00
Net Goiania Ltda.	Brazil	-	100.00
Net Piracicaba Ltda.	Brazil	100.00	100.00
Net Ribeirão Preto Ltda.	Brazil	-	100.00
Net São José do Rio Preto Ltda.	Brazil	-	100.00
Net Sorocaba Ltda.	Brazil	-	100.00
Horizonte Sul Comunicações Ltda.	Brazil	-	100.00
DR – Empresa de Distribuição e Recepção de TV Ltda.	Brazil	-	100.00
Antenas Comunitárias Brasileiras Ltda.	Brazil	-	100.00
Net Paraná Comunicações Ltda.	Brazil	-	100.00
Net Joinville Ltda.	Brazil	-	100.00
Net Florianópolis Ltda.	Brazil	-	100.00
Net Maringá Ltda.	Brazil	-	100.00
Net Arapongas Ltda.	Brazil	-	100.00
TV Cabo Criciúma Ltda.	Brazil	-	60.00
Net Curitiba Ltda.	Brazil	-	100.00
Net Londrina Ltda.	Brazil	-	100.00

Equity investees
TV Cabo e Comunicações Jundiaí S.A. (Jointly controlled)	Brazil	50.00	50.00
Brasil TV Cabo Participações S.A. (**)	Brazil	82.81	82.81
Vivax S.A.	Brazil	14.57	36.71

____________________________
(*) As part of its ongoing corporate restructuring plan, certain dormant companies identified in the table above were merged.
(**) BTVC is controlled by Mr. Fernando Norbert, who holds 51% of its voting shares.